For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Addo Communications (310) 829-5400

SKECHERS ANNOUNCES THIRD QUARTER 2016
FINANCIAL RESULTS

MANHATTAN BEACH, CA. – October 20, 2016 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader, today announced financial results for the third quarter ended September 30, 2016.

Quarterly Highlights

Record third quarter net sales of $942.4 million, an increase of 10.1 percent
Earnings from operations of $103.4 million
Net earnings of $65.1 million
Diluted earnings per share of $0.42

“Skechers achieved a new third quarter sales record for the period, and the second highest sales quarter in our 24-year history. This also resulted in a new nine-month sales record of $2.8 billion,” began David Weinberg, chief operating officer and chief financial officer. “The quarterly sales increase was primarily the result of 18.3 percent growth in our international wholesale business, which now comprises 40.1 percent of our total sales, or 47.9 percent including international retail. We believe that our international business represents the greatest growth opportunity with many countries continuing to show strong growth in the quarter, including China at just over 50 percent in net sales. To further grow our business internationally, we have transitioned certain international distributors to our subsidiary or joint venture model, including Israel most recently to a joint venture, and we are in the final stages of South Korea moving to a joint venture as well. We are also pleased with the 16.0 percent sales growth in our global retail business with 556 Company-owned Skechers retail stores, including 150 international locations, at quarter end. Including third-party-owned stores, there are now 1,716 Skechers stores worldwide.”

Third Quarter Financial Results
Quarterly net sales rose 10.1 percent to $942.4 million compared to third quarter 2015. The increase was the result of an 18.3 percent increase in the Company’s international wholesale business and a 16.0 percent increase in its Company-owned global retail business with total comp store sales increases of 3.2 percent. Additionally, the negative currency translation impact on the international wholesale and retail sales for the quarter was $15.9 million. The Company’s domestic wholesale business decreased 3.4 percent, though the number of pairs shipped increased by 0.6 percent compared to third quarter 2015. The decline in net sales dollars was due to a $0.97 or 4.0 percent decrease in average selling price per pair. Impacting the Company’s domestic wholesale business was the sluggish retail environment in the United States, which resulted in several retailers either closing doors or ceasing operations, wide-spread discounting on other normally full-priced brands, as well as a shorter back-to-school period.

Gross profit for the third quarter was $430.0 million, or 45.6 percent of net sales, compared to $387.0 million, or 45.2 percent of net sales, for the third quarter of last year. The slightly higher gross margin during the quarter was primarily due to slightly higher domestic wholesale margins offset by slightly lower global retail margins, as well as the product sales mix.

Third quarter selling expenses increased $4.1 million to $67.8 million, or 7.2 percent of sales, compared to $63.7 million, or 7.4 percent of sales, in the prior year quarter. The increase was primarily due to increased advertising expenses.

General and administrative expenses were $261.8 million, or 27.8 percent of sales, compared to $230.0 million, or 26.9 percent of sales, in the prior year. The $31.8 million year-over-year increase was primarily due to Skechers’ focus on long-term global growth, including $16.3 million associated with the Company’s 61 additional domestic and international retail stores and $20.2 million to support its international growth, of which $9.8 million was due to increased costs in China, $2.6 million in Latin America, and $1.1 million in Japan with new offices and distribution center. The increased G&A expenses were offset by reduced domestic wholesale expenses of $4.7 million.

Earnings from operations were $103.4 million, an increase of 8.1 percent over the third quarter of 2015.

Net earnings decreased 2.2 percent to $65.1 million, while diluted net earnings per share for the third quarter were $0.42, compared with $0.43 in the prior year. The Company’s diluted earnings per share for the third quarter of 2016 were negatively impacted by foreign currency translation and exchange losses of approximately $8.1 million, or $0.04 per diluted share.

The Company’s effective tax rate increased to 24.2 percent in the quarter, and 19.9 percent for the first nine months. This was compared to a 17.7 percent third quarter effective tax rate and 21.3 percent nine-month effective tax rate in 2015. The Company’s quarterly effective tax rate was higher than its previous projected range of 17 to 22 percent, primarily due to differences between the actual and the projected mix of domestic and foreign earnings and (loss) before income taxes.

Nine Month Financial Results
Net sales were $2.80 billion, gross profit was $1.28 billion or 45.7 percent of net sales, and earnings from operations were $342.3 million. Net earnings were $236.8 million and diluted net earnings per share were $1.53 per share.

Robert Greenberg, SKECHERS chief executive officer, commented: “As we look to celebrate our 25th year in business, we continue to use our creativity, speed and scale to develop new product quickly that resonates with consumers around the world. Through the last few years we have seen and supported a natural progression, as international has become an even larger piece of our total business. With this global growth we are not only building up the logistical support and necessary infrastructure to accommodate it, but also changing our mindset and longer term growth strategy–including enlisting the power of global celebrities as well as regional celebrities, and creating campaigns that consider both trends abroad as well as in the United States. We are able to capitalize on our shift to international markets through our product development capabilities and innovation. Our speed to market lets us react quickly to new trends and gives us the flexibility to pivot as necessary. As a leading global footwear company, we can move in virtually any product design direction, due to our diverse platform and robust design team. Along with updates to our proven core styles, we have new categories and opportunities that we have begun presenting to our key North American accounts this week, and we are looking forward to showcasing our new offering to our international teams next month.”

Balance Sheet
At quarter end, cash and cash equivalents was $665.3 million, an increase of $154.6 million, or 30.3 percent over the same period last year.

Total inventory, including inventory in transit, was $523.3 million, a $23.1 million increase, or 4.6 percent over September 30, 2015, and a decrease of $96.9 million or 15.6 percent when compared to December 31, 2015.

Working capital was $1.23 billion versus $995 million on September 30, 2015.

Mr. Weinberg added: “We believe the domestic market remains challenging and is continuing to adjust to the changing retail landscape with retailers managing inventory with more caution and ordering much closer to season. We are focused on maintaining our position on the floor with the growth we achieved earlier this year and last, managing our product flow to accounts, and are poised to move quickly again as consumers shop not only for what they need, but also want. We believe the decrease in our wholesale business in the United States will continue in the fourth quarter, but are cautiously optimistic about the first quarter. In regard to our international business, the fourth quarter is typically the strongest for our distributors which increased 91.6 percent in 2015 over 2014, while the first quarter is stronger for our international joint ventures and subsidiaries which increased 58 percent in 2016 over 2015. Given the transition of several distributors to either a joint venture or subsidiary model, and the major shifts in the structure and timing in revenues for our international businesses, as well as the significant distributor and international growth across the fourth and first quarters of 2015 and 2016, respectively, it’s best to look at these growth drivers over a two to three year period.”

Outlook
For the fourth quarter of 2016, the Company expects net sales in the range of $710 million and $735 million. This outlook assumes single-digit increases and comps in its international wholesale business and total retail business, respectively, as well as a single-digit decrease in its domestic wholesale business.

The Company expects its ongoing capital expenditures for the remainder of 2016 to be approximately $5 million to $10 million, which includes an additional 15 to 20 retail store openings and the completion of its European Distribution Center automation system.

Third Quarter 2016 Conference Call
The Company will host a conference call today at 1:30 p.m. PT / 4:30 p.m. Eastern Time to discuss its third quarter 2016 financial results. The call can be accessed on the Investor Relations section of the Company’s the website at www.skx.com. For those unable to participate during the live broadcast, a replay will be available beginning October 20, 2016, at 7:30 p.m. ET, through November 3, 2016, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13646366.

About SKECHERS USA, Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States and over 160 countries and territories worldwide via department and specialty stores, more than 1,710 SKECHERS Company-owned and third-party-owned retail stores, and the Company’s e-commerce websites. The Company manages its international business through a network of global distributors, joint venture partners in Asia and the Middle East, and wholly-owned subsidiaries in Canada, Japan, throughout Europe and Latin America. For more information, please visit skechers.com and follow us on Facebook (facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion and opening of new stores, the completion of the expansion and upgrade of the Company’s European Distribution Center, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the uncertainty of sustained recovery in Europe; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2015 and its quarterly report on Form 10-Q for the three months ended June 30, 2016. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$665,291	$507,991
Trade accounts receivable, net	426,084	343,930
Other receivables	19,224	18,661

Total receivables	445,308	362,591
Inventories	523,345	620,247
Prepaid expenses and other current assets	60,480	57,363

Total current assets	1,694,424	1,548,192
Property, plant and equipment, net	470,137	435,907
Deferred tax assets	17,748	17,825
Other assets	45,001	37,954

Total non-current assets	532,886	491,686

TOTAL ASSETS	$2,227,310	$2,039,878

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$1,779	$15,653
Accounts payable	383,530	473,983
Short-term borrowings	5,116	59
Accrued expenses	72,354	87,318

Total current liabilities	462,779	577,013
Long-term borrowings, net of current installments	67,606	68,942
Deferred tax liabilities	9,224	8,507
Other long-term liabilities	12,897	9,682

Total non-current liabilities	89,727	87,131
Total liabilities	552,506	664,144
Stockholders’ equity:
Skechers U.S.A., Inc. equity	1,596,315	1,327,556
Noncontrolling interests	78,489	48,178

Total equity	1,674,804	1,375,734

TOTAL LIABILITIES AND EQUITY	$2,227,310	$2,039,878

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended September 30,
	September 30,
	2016	2015	2016	2015
Net sales	$942,417	$856,179	$2,799,021	$2,424,640
Cost of sales	512,439	469,173	1,520,637	1,330,486

Gross profit	429,978	387,006	1,278,384	1,094,154
Royalty income	2,970	2,312	8,902	7,824

	432,948	389,318	1,287,286	1,101,978

Operating expenses:
Selling	67,782	63,685	197,627	177,652
General and administrative	261,815	230,048	747,403	628,210
	329,597	293,733	945,030	805,862

Earnings from operations	103,351	95,585	342,256	296,116
Other income (expense):
Interest, net	(948)	(2,503)	(3,612)	(8,037)
Other, net	(1,485)	(3,409)	(1,310)	(5,180)

	(2,433)	(5,912)	(4,922)	(13,217)

Earnings before income tax expense	100,918	89,673	337,334	282,899
Income tax expense	24,376	15,839	67,144	60,342

Net earnings	76,542	73,834	270,190	222,557
Less: Net earnings attributable to noncontrolling interests	11,432	7,232	33,361	20,093

Net earnings attributable to Skechers U.S.A., Inc.	$65,110	$66,602	$236,829	$202,464

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.42	$0.44	$1.54	$1.33

Diluted	$0.42	$0.43	$1.53	$1.31

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	154,211	152,895	154,006	152,677

Diluted	155,203	154,477	154,999	154,073